Securities and Exchange Commission,

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No.    )*

Wayfair, Inc.

(Name of Issuer)

Class A Common

(Title of Class of Securities)

94419L101

(CUSIP Number)

12/31/2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 94419L101

(1)	Names of reporting persons HarbourVest Partners 2007 Direct Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) ☐ (a) ☐ (b) N/A
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) N/A
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) IA

CUSIP No. 94419L101

(1)	Names of reporting persons HarbourVest 2007 Direct Associates L.P.
(2)	Check the appropriate box if a member of a group (see instructions) ☐ (a) ☐ (b) N/A
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) N/A
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) IA

CUSIP No. 94419L101

(1)	Names of reporting persons HarbourVest 2007 Direct Associates LLC
(2)	Check the appropriate box if a member of a group (see instructions) ☐ (a) ☐ (b) N/A
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) N/A
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) IA

CUSIP No. 94419L101

(1)	Names of reporting persons HarbourVest Partners VIII-Venture Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) ☐ (a) ☐ (b) N/A
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) N/A
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) IA

CUSIP No. 94419L101

(1)	Names of reporting persons HarbourVest VIII-Venture Associates L.P.
(2)	Check the appropriate box if a member of a group (see instructions) ☐ (a) ☐ (b) N/A
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) N/A
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) IA

CUSIP No. 94419L101

(1)	Names of reporting persons HarbourVest VIII-Venture Associates LLC
(2)	Check the appropriate box if a member of a group (see instructions) ☐ (a) ☐ (b) N/A
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) N/A
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) IA

CUSIP No. 94419L101

(1)	Names of reporting persons HarbourVest/NYSTRS Co-Invest Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) ☐ (a) ☐ (b) N/A
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) N/A
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) IA

CUSIP No. 94419L101

(1)	Names of reporting persons HIPEP VI Select Associates L.P.
(2)	Check the appropriate box if a member of a group (see instructions) ☐ (a) ☐ (b) N/A
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) N/A
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) IA

CUSIP No. 94419L101

(1)	Names of reporting persons HIPEP VI Select Associates LLC
(2)	Check the appropriate box if a member of a group (see instructions) ☐ (a) ☐ (b) N/A
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) N/A
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) IA

CUSIP No. 94419L101

(1)	Names of reporting persons HarbourVest Partners IX-Venture Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) ☐ (a) ☐ (b) N/A
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) N/A
(11)	Percent of class represented by amount in Row (9) 0.00%
(12)	Type of reporting person (see instructions) IA

CUSIP No. 94419L101

(1)	Names of reporting persons HarbourVest IX-Venture Associates L.P.
(2)	Check the appropriate box if a member of a group (see instructions) ☐ (a) ☐ (b) N/A
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) N/A
(11)	Percent of class represented by amount in Row (9) 0.00%
(12)	Type of reporting person (see instructions) IA

CUSIP No. 94419L101

(1)	Names of reporting persons HarbourVest IX-Venture Associates LLC
(2)	Check the appropriate box if a member of a group (see instructions) ☐ (a) ☐ (b) N/A
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) N/A
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) IA

CUSIP No. 94419L101

(1)	Names of reporting persons HarbourVest Partners LLC
(2)	Check the appropriate box if a member of a group (see instructions) ☐ (a) ☐ (b) N/A
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 0
(7) Sole dispositive power 0
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 0
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) N/A
(11)	Percent of class represented by amount in Row (9) 0.0%
(12)	Type of reporting person (see instructions) IA

Item 1(a) Name of issuer: Wayfair, Inc.

Item 1(b) Address of issuer’s principal executive offices: 4 Copley Place, Boston, MA 02116

2(a) Name of person filing:

This filing made on behalf of HarbourVest Partners 2007 Direct Fund L.P., HarbourVest Partners 2007 Direct Associates L.P., HarbourVest Partners 2007 Direct Associates LLC, HarbourVest Partners VIII-Venture Fund L.P., HarbourVest Partners VIII-Venture Associates L.P., HarbourVest Partners VIII-Venture Associates LLC, HarbourVest Partners /NYSTRS Co-Investment Fund L.P., HIPEP VI Select Associates L.P., HIPEP VI Select Associates LLC and HarbourVest Partners, LLC (“HarbourVest”).

2(b) Address or principal business office or, if none, residence:

The principal business office of each reporting person is One Financial Center, Boston, MA 02111

2(c) Citizenship: Reporting entities are all organized and exist under the laws of the State of Delaware.

2(d) Title of class of securities: Class A Common

2(e) CUSIP No.: 94419L101

Item 3. If this statement is filed pursuant to §§240.13d–1(b) or 240.13d–2(b) or (c), check whether the person filing is a:

(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c) ☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a–8);

(e) ☐	An investment adviser in accordance with §240.13d–1(b)(1)(ii)(E);

(f) ☐	An employee benefit plan or endowment fund in accordance with §240.13d–1(b)(1)(ii)(F);

(g) ☐	A parent holding company or control person in accordance with §240.13d–1(b)(1)(ii)(G);

(h) ☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a–3);

(j) ☐	A non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J);

(k) ☐	Group, in accordance with §240.13d–1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J), please specify the type of institution:

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: 0

(b) Percent of class: 0.0% of Class A Common Stock

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of 5 Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person. See Item 4 above.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. Not Applicable.

Item 8. Identification and Classification of Members of the Group.

SEE EXHIBIT A

Item 9. Notice of Dissolution of Group. Not Applicable.

Item 10. Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a–11.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2019

HarbourVest Partners LLC

By:	/s/ Danielle M. Green
Name:	Danielle M. Green
Title:	Chief Compliance Officer

HarbourVest Partners 2007 Direct Fund L.P.
By: HarbourVest 2007 Direct Associates L.P., its General Partner
By: HarbourVest Partners 2007 Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest 2007 Direct Associates L.P.
By: HarbourVest Partners 2007 Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest 2007 Direct Associates LLC
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest Partners VIII-Venture Fund L.P.
By: HarbourVest VIII-Venture Associates L.P., its General Partner
By: HarbourVest VIII-Venture Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest VIII-Venture Associates L.P.
By: HarbourVest VIII-Venture Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest VIII-Venture Associates LLC
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest/NYSTRS Co-Invest Fund L.P.
By: HIPEP VI Select Associates L.P., its General Partner
By: HIPEP VI Select Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HIPEP VI Select Associates L.P.
By: HIPEP VI Select Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HIPEP VI Select Associates LLC
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest Partners IX-Venture Fund L.P.
By: HarbourVest IX-Venture Associates L.P., its General Partner
By: HarbourVest IX-Venture Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest IX-Venture Associates L.P.
By: HarbourVest IX-Venture Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest IX-Venture Associates LLC
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G to which this exhibit is attached is filed on behalf of each of them. Each of them is individually eligible to use Schedule 13G to which this exhibit is attached. Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of February 14, 2019.

HarbourVest Partners LLC

By:	/s/ Danielle M. Green
Name:	Danielle M. Green
Title:	Chief Compliance Officer

HarbourVest Partners 2007 Direct Fund L.P.
By: HarbourVest 2007 Direct Associates L.P., its General Partner
By: HarbourVest Partners 2007 Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest 2007 Direct Associates L.P.
By: HarbourVest Partners 2007 Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest 2007 Direct Associates LLC
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest Partners VIII-Venture Fund L.P.
By: HarbourVest VIII-Venture Associates L.P., its General Partner
By: HarbourVest VIII-Venture Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest VIII-Venture Associates L.P.
By: HarbourVest VIII-Venture Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest VIII-Venture Associates LLC
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest/NYSTRS Co-Invest Fund L.P.
By: HIPEP VI Select Associates L.P., its General Partner
By: HIPEP VI Select Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HIPEP VI Select Associates L.P.
By: HIPEP VI Select Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HIPEP VI Select Associates LLC
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest Partners IX-Venture Fund L.P.
By: HarbourVest IX-Venture Associates L.P., its General Partner
By: HarbourVest IX-Venture Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest IX-Venture Associates L.P.
By: HarbourVest IX-Venture Associates LLC, its General Partner
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer

HarbourVest IX-Venture Associates LLC
By: HarbourVest Partners, LLC, its Managing Member

By:	/s/ Danielle M. Green
Name: Danielle M. Green
Title: Chief Compliance Officer